Exhibit 10.48

SECOND AMENDED AND RESTATED

ARAMARK

2005 DEFERRED COMPENSATION PLAN

I.	PURPOSE

The Second Amended and Restated ARAMARK 2005 Deferred Compensation Plan (as amended from time to time and including any predecessor plan(s), the “Plan”) allows eligible executives of the Company and its subsidiaries to defer the payment of their Salary and/or Bonus until a specified date in the future. This Plan is the successor plan to the Amended and Restated ARAMARK 2005 Deferred Compensation Plan, effective as of August 8, 2007, and the ARAMARK 2005 Deferred Compensation Plan, effective as of January 1, 2005. The second amendment and restatement is entered into in connection with the assumption by ARAMARK Holdings Corporation of the Plan. The second amendment and restatement is not intended to affect any participant’s rights or accruals under, or prior elections relating to, such participant’s Deferral Account (as defined below), or such participant’s continued participation in the Plan. The effective date of the second amendment and restatement of the Plan is the Amendment Date.

II.	DEFINITIONS

“Amendment Date” means the date the Pricing Committee of the Board determines the initial public offering price per share of the common shares of the Company.

“Board” means the Board of Directors of the Company.

“Bonus” means amounts that are not salary or wages that are earned by the Executive from the Company or a subsidiary in the form of an incentive or performance bonus.

“Code” means the Internal Revenue Code of 1986, as amended.

“Committee” means the Compensation and Human Resources Committee of the Board or a Sub-Committee (as defined below) as may be appointed as described below or the Board; provided, however, that the Compensation and Human Resources Committee may also delegate, at any time and from time to time, to any sub-committee of the Compensation and Human Resources Committee and the Board may also delegate, at any time and from time to time, to any other committee of the Board (in either case which shall consist of one or more members of the Compensation and Human Resources Committee or the Board, respectively, and may consist solely of the Chief Executive Officer of the Company so long as he or she is a member of the Compensation and Human Resources Committee or the Board, respectively (a “Sub-Committee”), subject to such guidelines as the Board or the Compensation and Human Resources Committee may establish from time to time, the authority to act on behalf of the Compensation and Human Resources Committee or the Board with respect to any matter, right, obligation or election that is the responsibility of or that is allocated to the Committee herein.

“Company” means ARAMARK Holdings Corporation, a Delaware corporation.

“Deferral Account” means the bookkeeping account pursuant to which the Company records amounts deferred by the Executive under the Plan.

“Effective Date” means January 1, 2005.

“Executive” means an employee of the Company or any subsidiary who is a member of senior management and is identified as a key employee.

“Plan” means this Second Amended and Restated ARAMARK 2005 Deferred Compensation Plan, as amended from time to time and including any predecessor plan(s).

“Plan Administrator” means the individual(s) appointed by the Committee for purposes of determining eligibility to make deferrals under the Plan and administering deferral elections under the Plan.

“Plan Year” means the fiscal year of the Company; provided that the period commencing on the Effective Date and ending on October 1, 2005 shall be the initial Plan Year.

“Salary” means an Executive’s base salary, wages and sales commissions (but excludes bonuses, overtime pay, or incentive pay) earned by the Executive from the Company or a subsidiary.

“Sub-Committee” has the meaning set forth above in the definition of Committee.

“Unforeseeable Emergency” means a severe financial hardship to the Executive resulting from an illness or accident of the Executive, the Executive’s spouse or a dependent (as defined in Section 152(a) of the Code) of the Executive, loss of the Executive’s property due to casualty or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Executive.

III.	ELIGIBILITY

The Plan Administrator shall determine, in its sole discretion, the Executives eligible to participate in the Plan for purposes of deferring Salary and/or Bonuses. Notwithstanding the foregoing, each Executive who, immediately prior to the Effective Date, was a participating executive making deferrals under the ARAMARK 2001 Deferred Compensation Plan, shall be eligible to participate in this Plan on the Effective Date and to make deferrals of Salary and/or Bonus, as applicable, earned in respect of periods on and after the Effective Time.

IV.	DEFERRAL PROVISIONS

Salary and/or Bonuses may be deferred under this Plan pursuant to rules and procedures established from time to time by the Committee, provided that such rules and procedures meet the applicable requirements under Section 409A of the Code. Such rules and procedures may establish, among other things: (1) deadlines for filing deferral elections under the Plan, (2) any applicable limits on the amount of Salary and Bonus that may be deferred under the Plan, (3) any applicable limits on the period or length of deferrals, (4)

any conditions and limitations on changing or revoking deferral elections during a Plan Year, including applicable penalties, and (5) any conditions and limitations on withdrawals and distributions while the Executive’s deferral election remains in effect. Notwithstanding the foregoing, with respect to Executives who first became eligible to participate in this Plan on the Effective Date as a result of the Executive’s participation in the ARAMARK 2001 Deferred Compensation Plan, such Executive’s elections under that ARAMARK 2001 Deferred Compensation Plan, as in effect immediately prior to the Effective Date, shall continue to apply under this Plan with respect to Salary and/or Bonuses, as applicable, earned in respect of periods on and after the Effective Date to the extent consistent with the rules and procedures under the Plan until changed by the Executive in accordance with the terms and conditions of this Plan.

V.	EARNINGS ON DEFERRAL ACCOUNTS

Deferral Accounts shall be credited with earnings, losses, interest, or other forms of investment return pursuant to rules and procedures adopted by the Committee, in its sole discretion. Deferrals shall be deemed to begin to accrue earnings as of the date they would otherwise have been paid to the Executive.

VI.	PAYMENT PROVISIONS

Payment of deferrals shall be made pursuant to rules and procedures established from time to time by the Committee.

VII.	HARDSHIP WITHDRAWALS

The Committee may establish rules and procedures permitting Executives to withdraw all or a portion of the amount then credited to the Executive’s Deferral Account solely due to the Unforeseeable Emergency, to the extent permitted under Section 409A(a)(2)(B)(ii) of the Code, if approved by the Committee in its sole discretion. The amounts distributed due to an Unforeseeable Emergency cannot exceed the amounts necessary to satisfy such emergency plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution, after taking into account the extent to which such emergency is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Executive’s assets (to the extent the liquidation of such assets would not itself cause severe financial hardship). The Committee may delegate responsibility for administering and reviewing hardship withdrawal requests to one or more individuals.

VIII.	NO ASSIGNMENT OR ALIENATION OF BENEFITS

Except as hereinafter provided, amounts deferred under this Plan may not be voluntarily or involuntarily assigned, pledged, or alienated. Unless required by law, no execution or attachment of any amount that becomes payable pursuant to any provision of this Plan shall be valid or recognized by the Company.

IX.	NO RIGHT TO COMPANY ASSETS

Amounts credited to the Executive’s Deferral Account will not be held by the Company in trust, escrow, or similar fiduciary capacity, and benefits paid under the Plan shall be paid from general funds of the Company. Neither the Executive, a beneficiary, nor any legal representative will have any right against the Company with respect to any portion of the Deferral Account or any assets of the Company or any subsidiary, except as a general, unsecured creditor of the Company.

X.	ADMINISTRATION

A. The Committee shall administer the Plan and shall be the sole interpreter and arbiter of this Plan; provided, however, that the Committee may delegate to other persons such of its functions as it deems appropriate. The Committee has the right to amend the Plan’s provisions at any time, provided that such amendments do not (1) decrease the balance of the Executive’s Deferral Account at the time of such amendment, or (2) retroactively decrease the applicable rate of interest, earnings or other investment return prior to the time of such amendment. The individuals serving on the Committee shall be indemnified and held harmless by the Company from any and all liability, costs, and expenses, arising out of any action taken by any member with respect to the Plan to the maximum extent permitted by law.

B. Deferral forms, payment elections and other forms utilized under the Plan shall be in the form approved by the Executive Vice President, Human Resources.

C. The Board may at any time amend or terminate the Plan as to all or any group of Executives. If the Plan is terminated, the affected Executive’s Deferral Account will be distributed over the period elected by the Executive.

XI.	MISCELLANEOUS

A. The rights and obligations of the Company and its subsidiaries under this Plan shall be binding on their successors and assigns.

B. This Plan shall not confer upon any person any right to be continued in the employment of the Company or any subsidiary.

C. In the event any provision of the Plan is held invalid, void or unenforceable, the same shall not affect, in any respect, the validity of the other provisions of the Plan.

D. The Company is authorized to withhold amounts necessary to satisfy any federal, state or local tax withholding requirements and social security or other employee tax requirements applicable with respect to the deferral or payment of amounts hereunder.

E. This Plan is intended to comply with Section 409A of the Code and will be interpreted in a manner intended to comply with Section 409A of the Code. In furtherance thereof, no payments may be accelerated under the Plan other than to the extent permitted under Section 409A of the Code. To the extent that any provision of the Plan violates

Section 409A of the Code such that amounts would be taxable to an Executive prior to payment or would otherwise subject an Executive to a penalty tax under Section 409A, such provision shall be automatically reformed or stricken to preserve the intent hereof. Notwithstanding anything herein to the contrary, (i) if at the time of an Executive’s separation from service with the Company the Executive is a “specified employee” as defined in Section 409A of the Code (and any related regulations or other pronouncements thereunder) and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such separation from service is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then the Company shall defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to the Executive) until the date that is six months following the Executive’s separation from service (or the earliest date as is permitted under Section 409A of the Code) and (ii) if any other payments due to an Executive hereunder could cause the application of an accelerated or additional tax under Section 409A of the Code, such payments or other benefits shall be deferred if deferral will make such payment compliant under Section 409A of the Code, or otherwise such payment shall be restructured, to the extent possible, in a manner, determined by the Committee, that does not cause such an accelerated or additional tax. The Committee shall implement the provisions of this Section XI(E) in good faith; provided that neither the Company, the Committee, nor any of the Company’s or its subsidiaries’ employees or representatives shall have any liability to Executives with respect to this Section XI(E).

F. The Plan is intended to be an unfunded plan maintained primarily to provide deferred compensation benefits for a select group of management or highly compensated employees within the meaning of Sections 201, 301 and 401 of ERISA and therefore to be exempt from Parts 2, 3 and 4 of Title I of ERISA.

G. The Plan shall be governed and construed in accordance with the laws of the state of New York, without regard to conflicts of law provisions thereof, except to the extent pre-empted by ERISA.

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